                                                                      Exhibit 12

                    CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
         PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                                 (in thousands)



                                                                          12 Months Ended
                                                  ----------------------------------------------------------------
                                                                            December 31,
                                                  August 31,   ----------------------------------------------------
                                                     1994        1993      1992        1991       1990        1989
                                                  ----------   --------  --------    --------   --------    --------
Net income. . . . . . . . . . . . . . . . . . .   $ 82,689     $ 84,011  $ 72,601    $ 75,683   $ 71,562    $ 71,222

Add--Federal and state income taxes:
  Current . . . . . . . . . . . . . . . . . . .     56,990       50,441     6,110      36,316     39,380      45,464
  Deferred (net). . . . . . . . . . . . . . . .     (6,078)       1,674    33,998       7,573     (2,964)     (2,774)
  Investment tax credit amortization. . . . . .     (3,367)      (3,366)   (3,336)     (3,464)    (3,306)     (3,288)
  Income tax applicable to nonoperating
    activities. . . . . . . . . . . . . . . . .        858          631     2,989       2,413      2,986       3,246
  Income tax applicable to provision
    for prior period revenue refunds. . . . . .          -            -         -           -          -      (7,465)
                                                   -------      -------   -------     -------    -------     -------
                                                    48,403       49,380    39,761      42,838     36,096      35,183
                                                   -------      -------   -------     -------    -------     -------
Net income before income taxes. . . . . . . . .    131,092      133,391   112,362     118,521    107,658     106,405
                                                   -------      -------   -------     -------    -------     -------

Add--Fixed charges
  Interest on long-term debt. . . . . . . . . .     31,463       32,823    35,534      36,652     36,589      36,604
  Interest on provision for revenue refunds . .          -            -      (803)      4,261      3,396       3,432
  Other interest. . . . . . . . . . . . . . . .         97          479       392       1,231      1,070       1,052
  Amortization of net debt premium and
    discount. . . . . . . . . . . . . . . . . .      1,686        1,598       863         338        326         290
                                                   -------      -------   -------     -------    -------     -------
                                                    33,246       34,900    35,986      42,482     41,381      41,378
                                                   -------      -------   -------     -------    -------     -------
Earnings as defined . . . . . . . . . . . . . .   $164,338     $168,291  $148,348    $161,003   $149,039    $147,783
                                                   =======      =======   =======     =======    =======     =======

Ratio of earnings to fixed charges. . . . . . .        4.94        4.82      4.12        3.79       3.60        3.57

Earnings required for preferred dividends:
  Preferred stock dividends . . . . . . . . . .   $  3,486     $  3,718  $  4,549    $  5,396   $  5,617    $  5,856
  Adjustment to pre-tax basis*. . . . . . . . .      2,041        2,185     2,491       3,054      2,833       2,893
                                                   -------      -------   -------     -------    -------     -------
                                                  $  5,527     $  5,903  $  7,040    $  8,450   $  8,450    $  8,749
                                                   -------      -------   -------     -------    -------     -------
Fixed charges plus preferred stock
  dividend requirements . . . . . . . . . . . .   $ 38,773     $ 40,803  $ 43,026    $ 50,932   $ 49,831    $ 50,127
                                                   =======      =======   =======     =======    =======     =======

Ratio of earnings to fixed charges plus
  preferred stock dividend requirements . . . .       4.24         4.12      3.45        3.16       2.99        2.95



* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis.
  (See below.)


[ Net income before income taxes         ]
[ ------------------------------    -100 ] X preferred dividends = earnings
                                             required for preferred dividends
[           Net income                   ]